Exhibit 5.1

March 30, 2009

Clear Channel Communications, Inc.

200 East Basse Road

San Antonio, Texas 78209

Re:	$980,000,000 aggregate principal amount of 10.75% Senior Cash Pay Notes due August 1, 2016 of Clear Channel Communications, Inc. issued in exchange for $980,000,000 aggregate principal amount of 10.75% Senior Cash Pay Notes due August 1, 2016 of Clear Channel Communications, Inc., and $1,330,000,000 aggregate principal amount of 11.00%/11.75% Senior Toggle Notes due August 1, 2016 of Clear Channel Communications, Inc. issued in exchange for $1,330,000,000 aggregate principal amount of 11.00%/11.75% Senior Toggle Notes due August 1, 2016 of Clear Channel Communications, Inc.

Ladies and Gentlemen:

We have acted as counsel to Clear Channel Communications, Inc., a Texas corporation (the “Issuer”), the guarantors listed on Annex I attached hereto (the “Covered Guarantors”) and the guarantors listed on Annex II attached hereto (the “Other Guarantors” and, together with the Covered Guarantors, the “Guarantors”) in connection with (i) the proposed issuance by the Issuer in exchange offers (the “Exchange Offers”) of $980,000,000 aggregate principal amount of 10.75% Senior Cash Pay Notes due August 1, 2016 (the “Exchange Senior Cash Pay Notes”) and $1,330,000,000 aggregate principal amount of 11.00%/11.75% Senior Toggle Notes due August 1, 2016 (the “Exchange Senior Toggle Notes” and, together with the Exchange Senior Cash Pay Notes, the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Issuer’s outstanding 10.75% Senior Cash Pay Notes due August 1, 2016 (the “Outstanding Senior Cash Pay Notes”) and 11.00%/11.75% Senior Toggle Notes due August 1, 2016 (the “Outstanding Senior Toggle Notes” and, together with the Outstanding Senior Cash Pay Notes, the “Outstanding Notes”), which have not been, and will not be, so registered, (ii) the guarantees of the Exchange Notes (the “Exchange Guarantees”) by the Guarantors and (iii) the preparation of the registration statement on Form S-4 (the “Registration Statement”) filed by the Issuer and the Guarantors with the Securities and Exchange Commission for the purpose of registering the Exchange Notes and the Exchange Guarantees under the Securities Act.

The Outstanding Senior Cash Pay Notes and the Outstanding Senior Toggle Notes have been, and the Exchange Senior Cash Pay Notes and the Exchange Senior Toggle Notes will be, issued pursuant to an Indenture, dated as of July 30, 2008, by and among the Issuer (as the successor-in-interest to BT Triple Crown Merger Co., Inc. (“Merger Sub”) following the consummation of the merger of Merger Sub with and into the Issuer, with the Issuer surviving the merger), Law Debenture Trust Company of New York, as trustee (“Trustee”), and Deutsche

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Bank Trust Company Americas, as paying agent, registrar and transfer agent, as supplemented by a Supplemental Indenture, dated as of July 30, 2008, by and between the Trustee and the guarantors named therein, and as further supplemented by a Supplemental Indenture, dated as of December 9, 2008, by and between CC Finco Holdings, LLC and the Trustee (collectively, the “Indenture”). The terms of the Exchange Guarantees are contained in the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on representations made in the Indenture, certificates and other documents, and other inquiries of officers of the Issuer and the Guarantors and of public officials.

The opinions expressed below are limited to matters governed by the laws of the State of California, the laws of the Commonwealth of Massachusetts, the corporate laws of the State of Delaware and the federal laws of the United States of America.

Insofar as the opinions expressed below relate to or are dependent upon matters governed by the laws of other jurisdictions, we have relied, without independent investigation, upon the following:

(i) with respect to the laws of the State of Colorado, the opinion of Foster Graham Milstein Calisher LLP;

(ii) with respect to the laws of the State of Florida, the opinion of Greenberg Traurig, LLP;

(iii) with respect to the laws of the State of Nevada, the opinion of Lionel Sawyer & Collins;

(iv) with respect to the laws of the State of Ohio, the opinion of Walter & Haverfield LLP;

(v) with respect to the laws of the State of Texas, the opinion of Cox Smith Matthews Incorporated; and

(vi) with respect to the laws of the State of Washington, the opinion of Perkins Coie LLP.

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Authorization of the Exchange Notes by the Issuer is being opined on by Cox Smith Matthews Incorporated with respect to matters governed by the laws of the State of Texas. Authorization of the Exchange Guarantees by the Guarantors is being opined on by Foster Graham Milstein Calisher LLP with respect to matters governed by the State of Colorado, Greenberg Traurig, LLP with respect to matters governed by the State of Florida, Lionel Sawyer & Collins with respect to matters governed by the State of Nevada, Walter & Haverfield LLP with respect to matters governed by the State of Ohio, Cox Smith Matthews Incorporated with respect to matters governed by the State of Texas and Perkins Coie LLP with respect to matters governed by the State of Washington. We have assumed for purposes of our opinions expressed herein that the Exchange Notes have been duly authorized by all requisite corporate action by the Issuer and that the Exchange Guarantees have been duly authorized by all requisite corporate action by the Other Guarantors.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	Upon the due execution and authentication of the Exchange Notes in accordance with the terms of the Indenture and delivery of the Exchange Notes against receipt of the Outstanding Notes surrendered in exchange therefor upon completion of the Exchange Offers, the Exchange Notes will constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2.	Upon the due execution and authentication of the Exchange Notes in accordance with the terms of the Indenture and delivery of the Exchange Notes against receipt of the Outstanding Notes surrendered in exchange therefor upon completion of the Exchange Offers, the Exchange Notes shall be entitled to the benefits of the Exchange Guarantees by the Guarantors.

3.	The Exchange Guarantees by the Covered Guarantors have been duly authorized by all requisite corporate or other action by each of the Covered Guarantors.

4.	Upon the due execution and authentication of the Exchange Notes in accordance with the terms of the Indenture and delivery of the Exchange Notes against receipt of the Outstanding Notes surrendered in exchange therefor upon completion of the Exchange Offers, the Exchange Guarantees will constitute legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinion that the Exchange Notes and Exchange Guarantees constitute the legal, valid and binding obligations of the Issuer and the Guarantors, respectively, enforceable against the Issuer and the Guarantors, respectively, in accordance with their respective terms, is subject to, and we express no opinion with respect to, (i) bankruptcy, insolvency, reorganization, receivership, liquidation, moratorium, fraudulent conveyance and other similar laws relating to or affecting the rights or remedies of creditors or secured parties generally and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

The opinions expressed herein are subject to the qualification that the enforceability of provisions in the Indenture providing for indemnification or contribution may be limited by public policy considerations. In addition, we express no opinion as to (i) the extent to which broadly worded waivers may be enforced, (ii) the enforceability of any provision of the Indenture which purports to grant the right of setoff to a purchaser of a participation in the loans outstanding thereunder or which constitutes a penalty or forfeiture, or (iii) the extent to which

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provisions providing for conclusive presumptions or determinations, non-effectiveness of oral modifications, reproduction of documents, submission to jurisdiction, waiver of or consent to service of process and venue, or waiver of offset or defenses will be enforced.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Exchange Notes and the Exchange Guarantees. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ ROPES & GRAY LLP

Ropes & Gray LLP

ANNEX I

Ackerley Broadcasting Operations, LLC

AMFM Air Services, Inc.

AMFM Broadcasting Licenses, LLC

AMFM Broadcasting, Inc.

AMFM Holdings Inc.

AMFM Inc.

AMFM Michigan, LLC

AMFM Operating Inc.

AMFM Radio Group, Inc.

AMFM Radio Licenses, LLC

AMFM Texas Broadcasting, LP

AMFM Texas Licenses, LP

AMFM Texas, LLC

Broadcast Architecture, Inc.

Capstar Broadcasting Partners, Inc.

Capstar Radio Operating Company

Capstar TX Limited Partnership

CC Finco Holdings, LLC

CC Licenses, LLC

Christal Radio Sales, Inc.

Cine Guarantors II, Inc.

Clear Channel Aviation, LLC

Clear Channel Capital I, LLC

Clear Channel Collective Marketing, LLC

Clear Channel Real Estate, LLC

Clear Channel Satellite Services, Inc.

Jacor Broadcasting of Denver, Inc.

Katz Communications, Inc.

Katz Media Group, Inc.

Katz Millennium Sales & Marketing Inc.

Katz Net Radio Sales, Inc.

KTZMedia Corporation

Premiere Radio Networks, Inc.

Radio-Active Media, Inc.

ANNEX II

AMFM Shamrock Texas, Inc.
Broadcast Finance, Inc.
CC Broadcast Holdings, Inc.
CCB Texas Licenses, Inc.
Central NY News, Inc.
Citicasters Co.
Citicasters Licenses, Inc.
Clear Channel Broadcasting Licenses, Inc.
Clear Channel Broadcasting, Inc.
Clear Channel Company Store, Inc.
Clear Channel Holdings, Inc.
Clear Channel Identity, Inc.
Clear Channel Investments, Inc.
Clear Channel Management Services, Inc.
Clear Channel Mexico Holdings, Inc.
Clear Channel Wireless, Inc.
Clearmart, Inc.
Critical Mass Media, Inc.
Jacor Broadcasting Corporation
Jacor Broadcasting of Colorado, Inc.
Jacor Communications Company
M Street Corporation
Terrestrial RF Licensing, Inc.
The New Research Group, Inc.